Exhibit 10.10

Award Agreement for Tom Weld

April 26, 2021

Tom Weld

59 Ridgeview Avenue

Greenwich, CT 06830

RE: Transaction Bonus Plan Award

Dear Tom:

This letter (the “Award Agreement”) sets forth the terms and conditions of your bonus award under the Rotech Healthcare Holdings Inc. (the “Company”) Amended and Restated Transaction Bonus Plan, dated April 26, 2021 (the “Plan”) and our agreement regarding your participation therein. Capitalized terms used but not defined in this Award Agreement have the meanings given to such terms in the Plan.

For valuable consideration (including the Consulting Services (as defined below)), the receipt and sufficiency of which are hereby acknowledged, you and the Company hereby agree as follows:

1.	You are hereby designated as a participant in the Plan. You shall be eligible to receive an incentive award in the amount of $3,997,816 in connection with a Payment Trigger with an Enterprise Value at or below $1.2 billion, subject to your continuous service to the Company or another Rotech Entity through the date of the Payment Trigger, except as otherwise provided in the Plan and subject to the terms and conditions of Exhibit A hereto, which Exhibit A shall apply in the event of a Payment Trigger described under clause (C) of the definition of Payment Trigger.

2.	Upon the occurrence of a Payment Trigger, if the Enterprise Value is greater than $1.2 billion, you shall be entitled to receive a bonus (the “Incremental Bonus”) in an amount equal to the sum of (A) $3,997,816 plus (B) 0.624271875 % of the Enterprise Value in excess of $1.2 billion.

3.	In the event of a Payment Trigger (other than a Payment Trigger that qualifies as an event described under clause (C) of the definition of Payment Trigger or a Payment Trigger that constitutes a Change in Control) in which less than 100% of the Company’s equity or assets are sold or otherwise disposed of, the amount of (i) any award under paragraph 1 above and (ii) any Incremental Bonus, in each case, shall be prorated based on the portion of the Company’s equity or assets being sold or otherwise disposed of, as provided in the Plan.

4.	Any bonus amount that becomes payable to you under paragraph 1 of this Award Agreement and any Incremental Bonus shall be made in the form of Equity Awards as set forth on Exhibit A hereto in the event of a Payment Trigger described under clause (C) of the definition of Payment Trigger, which Exhibit A is incorporated herein by reference. Notwithstanding the foregoing, in the event of a Change in Control, any bonus amount payable hereunder shall be paid 100% in cash within thirty (30) days following the date of the Payment Trigger, subject to the terms and conditions of the Plan (including the Escrow/Holdback/Earnout Adjustment provisions thereof) and this Award Agreement. In the event of a Payment Trigger (other than a Payment Trigger under clause (C) of the definition of Payment Trigger or a Payment Trigger that constitutes a Change in Control), any bonus amounts payable hereunder shall be paid as set forth in the Plan.

5.	You and the Company hereby acknowledge and agree that, in addition to any terms and conditions set forth in the Professional Services Engagement Letter Agreement, dated October 12, 2013, between CCG Advisors, LLC and Rotech Healthcare, Inc., you have been engaged as a consultant to the Company to perform services (the “Consulting Services”) at the direction of the Company’s Chief Executive Officer (the “CEO”) and/or the Board, which Consulting Services relate to strategic, operational, and capital structure initiatives, including but not limited to:
a.	Acquisitions,
b.	Organic growth initiatives,
c.	Management development and transition,
d.	Communications,
e.	Capital structure (including shareholder liquidity events), and
f.	Special projects.

6.	Your incentive award hereunder is subject to the terms and conditions of the Plan, a copy of which is enclosed. Please read the Plan document carefully.

7.	The terms of your incentive award hereunder is personal and confidential, and its existence and amount must not be disclosed by you to anyone (other than your immediate family or financial or other tax advisors), except to the extent disclosure is required under applicable law or regulation.

8.	This Award Agreement contains the entire agreement and understanding of the Company and you with respect to the subject matter of this Award Agreement and supersedes all prior agreements and understandings relating to such subject matter (whether written or oral). This Award Agreement will be governed by the laws of the State of Florida without regard to principles of conflict of laws, and you and the Company each hereby waives, to the fullest extent permitted by applicable law, any right you or it may have to a trial by jury in respect of any suit, action or proceeding arising out of or relating to this Award Agreement and the Plan.

Thank you for being part of our team and for your contribution to the Company’s success.

Sincerely yours,

Rotech Healthcare Holdings Inc.

	By:	/s/ Timothy C. Pigg
	Name:	Timothy C. Pigg
	Title:	CEO 4/26/2021
Accepted and Agreed:
/s/ Tom Weld
Tom Weld
4/26/2021
Date:

3

Exhibit A to Tom Weld Award Agreement

Form of Payment

Form of Payment	Description/Equity Award Terms				Percentage of Bonus
☐ Restricted Stock	•	Restricted stock award to be granted as of the date of a Payment Trigger with a grant date fair market value determined in the reasonable good faith of the Plan Administrator equal to the portion of the Participant’s bonus award payable in restricted stock based on the fair market value of Company common stock (or publicly traded equity securities of a Public Entity) as of the date of the Payment Trigger.			50%
	•	Restricted stock vests in equal installments on each of 12 and 24 month anniversaries of the date of the Payment Trigger, subject to achievement of (1) the Time Commitment and (2) the Financial Results and subject to the Certification, in each case, as described below:
		•	Time Commitment:
			•	Provide Consulting Services no less than 25 hours per week, on average, in the first year following the date of the Payment Trigger
			•	No less than 20 hours per week, on average, in the second year following the date of the Payment Trigger
The Company to track hours
		•	Financial Results:
			•	Achieve budgeted EBITDA and EBITDA less base patient capex for fiscal 2021, fiscal 2022, and the first half of fiscal 2023 (final board-approved budget), which shall be applicable to the Time Commitment installments described above to the extent such fiscal year and/or partial fiscal year has been completed prior to the applicable installment vesting date.
		•	Certification:
			•	Chairman and CEO of the Company certify whether Time Commitment and Financial Results triggers have been met 30 days before each applicable vesting date
			•	A majority of independent directors of the Board, in their sole discretion, may waive the achievement of Financial Results trigger in extraordinary circumstances
	•	Any unvested portion of restricted stock award shall become fully vested upon termination of the Participant’s Consulting Services by the Company without Cause or termination due to the Participant’s death or disability. Any unvested portion of award shall be forfeited only upon termination of the Participant’s Consulting Services by the Company for Cause or resignation by the Participant.
	•	Restricted stock award shall otherwise be subject to terms and conditions of the Plan and the applicable restricted stock award agreement and equity award plan under which award is granted.

Form of Payment	Description/Equity Award Terms		Percentage of Bonus
•

For purposes of this Award Agreement and the Equity Awards, “Cause” shall mean any of the following: (i) the Board’s determination of misconduct or mismanagement by the Participant that threatens injury to the Company or that results in the Participant’s inability to substantially perform the Consulting Services, (ii) the Board’s determination that the Participant intentionally failed in any material respect to carry out or comply with any lawful directive of the Board or the CEO, (iii) the Participant’s commission of an act of fraud, embezzlement, misappropriation, willful misconduct against the Company or any of its affiliates, (iv) the Participant’s conviction for or plea of guilty or nolo contendere to, a crime or misdemeanor involving moral turpitude or any felony, or (iv) the Participant’s material breach of any material provision of this Award Agreement, which is not cured within ten (10) days after written notice is sent to the Participant by the Board, if the Board determines that such Cause trigger is subject to cure.

	•	Participant may make Section 83(b) election within 30 days after grant.
☐ Stock Options	•	Option award to be granted as of the date of the Payment Trigger, with exercise price based on fair market value of common stock of the Company (or publicly traded equity securities of a Public Entity) as of the date of the Payment Trigger.	50%
	•	Option grant determined as of the date of the Payment Trigger (at 3.64:1 ratio of option shares to stock shares that would otherwise have been paid to the Participant on the date of the Payment Trigger had the Participant elected the same percentage of restricted stock).
	•	Options vest in equal installments on each of 12 and 24 month anniversaries of the date of the Payment Trigger, subject to achievement of (1) the Time Commitment and (2) the Financial Results and subject to the Certification, in each case, as described above.
	•	Any unvested portion of option award shall become fully vested upon termination of the Participant’s Consulting Services by the Company without Cause or termination due to the Participant’s death or disability. Any unvested portion of award shall be forfeited only upon termination of the Participant’s Consulting Services by the Company for Cause or resignation by the Participant. Vested options will be exercisable for the remainder of their original term.
	•	Option shall have a 5 year term.
	•	Option award shall otherwise be subject to terms and conditions of the Plan and the applicable option award agreement and equity award plan under which award is granted.
	Total (Percentages must total 100%):		100%